AGREEMENT AND PLAN OF MERGER

       AGREEMENT AND PLAN OF MERGER (the "Agreement") dated October 21, 1994, among PEOPLES TELEPHONE COMPANY, INC., a New York corporation ("Peoples"), PEOPLES ACQUISITION CORPORATION, a Pennsylvania corporation ("PAC"), TELECOIN COMMUNICATIONS, LTD., a Pennsylvania corporation ("Telecoin"), and GILBERT A. MENDELSON, DAVID T. MAGRISH, LOUIS SWARTZ, HOWARD SIEGEL AND HARVEY OSTROW (collectively, the "Shareholders")(Mr. Mendelson and Mr. Magrish may be referred to collectively herein as the "Executive Officers").

                                RECITALS

     1. The Shareholders are the record and beneficial owners of all of the issued and outstanding shares of Telecoin's capital stock.

     2. The Shareholders have duly authorized the merger of Telecoin with PAC on the terms and subject to the conditions set forth in this Agreement.

                               AGREEMENT

     In consideration of the mutual representations, warranties and covenants and subject to the conditions contained in this Agreement, the parties agree:

                               ARTICLE I

                                MERGER

     Subject to the terms and conditions of this Agreement, on the date of this Agreement (the "Effective Time"):

     (i) Upon the filing of Articles of Merger, Telecoin is hereby merged with and into PAC (the "Merger") in accordance with the applicable provisions of the Pennsylvania Business Corporation Law ("PBCL"). PAC shall be the surviving corporation (the "Surviving Corporation") and the separate existence of Telecoin shall cease.

     (ii) The Merger shall in all respects have the effect provided for in Section 1921 of the PBCL. Telecoin and PAC shall file Articles of Merger, substantially in the form attached to this Agreement as Exhibit A, with the Pennsylvania Secretary of State.

     (iii)  The Articles of Incorporation of the Surviving
Corporation shall be the Articles of Incorporation of PAC in effect at the Effective Time.

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     (iv)   The Bylaws of the Surviving Corporation shall be the
By-Laws of PAC in effect at the Effective Time.

     (v) From and after the Effective Time, the members of the Board of Directors of the Surviving Corporation shall consist of the members of the Board of Directors of PAC immediately prior to the Effective Time, each of such persons to serve until his successor is elected and qualified or until his earlier death, resignation or removal.

     (vi) From and after the Effective Time, the officers of the Surviving Corporation shall consist of the officers of PAC immediately prior to the Effective Time, in the same capacity or capacities and each such officer shall serve until his successor is elected and qualified or until his earlier death, resignation or removal.

                              ARTICLE II

                             CONSIDERATION

     Section 2.1 Consideration. By virtue of the Merger and without any action on the part of any Shareholder of Telecoin:

     (a) Each share of common stock, par value $1.00 per share, of Telecoin ("Telecoin Common Stock"), that is held by Telecoin as treasury stock shall be canceled.

     (b) Each share of capital stock of PAC that is issued and outstanding immediately prior to the Merger shall remain outstanding, and each certificate evidencing ownership of any such shares shall evidence ownership of the same number of shares of the Surviving Corporation.

     (c) Upon surrender of all the certificates by the Shareholders of Telecoin representing all the Telecoin Common Stock, Peoples shall pay to the Shareholders the aggregate consideration (the "Total Consideration") of seven million and four thousand dollars ($7,004,000) (the "Base Price") plus X in the following formula if X is a positive number or minus X in the following formula if X is a negative number (the "Adjustment"):

          X = Y - Z

          X = The dollar amount of the increase or decrease in the Base Price;

          Y = The total of all Telecoin's cash on hand, current accounts receivable, less those accounts receivable deemed uncollectible by Peoples (in accordance with Section 7.6 of this Agreement) plus all prepaid

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               charges or advances as of the Closing, (except line
               deposits held by a local exchange company for the benefit of Telecoin). In the event a current account receivable is not deemed uncollectible by Peoples as provided above and that current account receivable is not collected within 90 days after the date of this Agreement, (i) the current account receivable shall be deemed a non-current account receivable for purposes of the Adjustment, (ii) the account receivable shall not be utilized in calculating the Adjustment and (iii) the Surviving Corporation shall assign the account receivable to the Telecoin Liquidating Trust ("TLT");

          Z = The total of all of Telecoin's liabilities as of the Closing as ultimately determined or settled as mutually agreed upon by the parties, including but not limited to, any liability to Intellicall, Inc. ("Intellicall") arising out of Telecoin's utilization of the Intellicall I*Star technology prior to the Closing; provided, however, to the extent any such liabilities are covered by insurance, the difference between (i) the actual liability and (ii) the amount Peoples and/or PAC receives from the insurance carrier in connection with that liability, shall be utilized in calculating the total liabilities as set forth above.

     The Adjustment shall be determined on or before 90 days after the Closing Date. Peoples and the Shareholders will cooperate in good faith to prepare the Adjustment. If the parties are unable to reach a mutual agreement on the Adjustment within 120 days after the Closing, the disputed items shall be referred within 7 days to a firm of independent certified public accountants mutually agreed upon by the parties (which accountants are not currently retained and have not been retained by any of the parties for a period of three years immediately prior to the date of this Agreement). The certified public accountants so selected shall determine that portion of the Adjustment which is in dispute within 60 days following selection, and its determination shall be final and binding on the parties. All costs and fees shall be paid by the parties equally.

     (d) Peoples shall pay an additional amount (the "Additional Amount") to the Shareholders as set forth in this paragraph. Telecoin has secured pay telephone placement agreements with the third party property owners, lessees and lessors listed on Schedule 2.1(d) which grant Telecoin the exclusive right to provide pay telephone service at those third party locations but Telecoin has not installed pay telephones at those third party locations (collectively, the "Third Party Locations"). For each pay telephone

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installed by the Surviving Corporation at a Third Party Location
which is the subject of at least a three-year telephone placement agreement on terms and conditions reasonably acceptable to Peoples in its sole discretion, Peoples will pay the Shareholders an amount, in cash or cash equivalent, within 150 days after installation, based on the average net revenue (as defined below) generated by each installed pay telephone during the first full three months immediately after installation as follows:

Net Revenue Per Telephone per month     Additional Amount

     $131 or more                            $1,400
     $121 - $130                             $1,200
     $111 - $120                             $1,000
     $101 - $110                             $  800
     $85 - $100                              $  600
     Less than $85                                0

     Net revenue shall be defined as the sum of (i) the gross coin collected by or on behalf of the Surviving Corporation, (ii) the non-coin commission, including surcharges, collected by or on behalf of the Surviving Corporation, (iii) in the event Peoples serves as its own operator services provider the gross revenue generated by operator assisted calls, less all line charges, billing, collection and validation charges, bad debt and other costs directly attributable to the carrying of the calls, and (iv) all dial around compensation collected by the Surviving Corporation, reduced by the sum of (a) local exchange company and long distance telephone charges, (b) commissions paid to Property Owners, (c) any signing bonus paid to the Property Owner amortized over the initial term of the Placement Agreement and (d) a $40 per month service and collection charge per installed telephone.

     Section 2.2  Payment of the Total Consideration.

     (a) Peoples shall deliver to each Shareholder a wire transfer or check equal to his pro rata allocation of $572,948.35 in the aggregate, which pro rata allocation shall be determined in accordance with Schedule 2.2 (the "Initial Cash Payment").

     (b) Peoples agrees to deliver to each Shareholder his pro rata allocation of $742,636.65 in the aggregate (the "Stock Payment") in shares of Peoples common stock, par value $.01 per share (the "Peoples Common Stock"), which pro rata allocation shall be determined in accordance with Schedule 2.2, upon the earlier of:
(i)January 31, 1995, or (ii) the date a registration statement including the Peoples Common Stock is declared effective by the United States Securities and Exchange Commission (the "SEC"), but in no event prior to January 2, 1995. For purposes of this Section, the aggregate number of shares to be delivered to the

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Shareholders shall be determined by dividing $742,636.65 by the average closing price of one share of Peoples Common Stock for the five days immediately preceding the Closing Date, as reported on the National Market System of the National Association of Securities Dealers Automated Quotation System ("NASDAQ") (the "Average Closing Price"). The Peoples Common Stock, upon issuance, shall be subject to the restrictions of Rule 144 promulgated by the SEC under the Securities Act of 1933, as amended (the "Act"), until properly disposed of in accordance with the terms of Rule 144 or another exemption from the registration requirements of the Act or until the Common Stock is registered by Peoples pursuant to Section
7.3 of this Agreement. In the event the price of one share of Peoples' common stock is less than the Average Closing Price on the day immediately preceding the date the Peoples Common Stock representing the Stock Payment is registered in accordance with
Section 7.3 (the "Registration Date"), the aggregate number of shares to be delivered to the Shareholders shall be determined by dividing $742,636.65 by the average closing price of one share of Peoples Common Stock for the five days immediately preceding the Registration Date, as reported on NASDAQ.

     (c) Peoples shall deliver to the Executive Officers a 30 day promissory note in the form of Exhibit D attached hereto in the amount of $200,000 (the "Principal") which Principal shall bear simple interest at the rate of 7.75% annually.

     (d) Subject to adjustment and Peoples' right of set-off as provided in this Agreement, 90 days after the Closing Peoples shall deliver to each Shareholder a check or wire transfer equal to his pro rata allocation of the difference between (i) the Total Consideration, and (ii) the sum of (a) the Initial Cash Payment and
(b) the Stock Payment.

     (e) Not less than twenty (20) days prior to the 365th day following the Closing Date, Peoples shall provide the Executive Officers with a written notice containing (i) a summary of the liabilities which were used in determining any Adjustment (the "Adjustment Liabilities") and evidence reasonably satisfactory to the Executive Officers that Peoples has actually paid such Adjustment Liabilities, and (ii) a description of the nature and amount of any other liabilities which it believes, in good faith, are in existence and were not taken into account in determining the amount of the Adjustment which should be expressly assumed by the Shareholders (the "Additional Liabilities"). With respect to the Additional Liabilities, such notice shall include a reasonably detailed description of such Additional Liabilities, and any other information reasonably necessary to adequately advise the Executive Officers concerning such Additional Liabilities. To the extent that any such Additional Liabilities are covered by insurance, the Shareholders shall be responsible for the difference between (i) the actual liability and (ii) the amount Peoples and/or PAC receives from the insurance carrier in connection with that

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Additional Liability.

     If Peoples and the Executive Officers are unable to reach a mutual agreement of the appropriateness of the assumption by the Shareholders of any Additional Liabilities within thirty (30) days following the first anniversary of the Closing Date, the disputed items shall be referred within seven (7) days thereafter to a firm of independent certified public accountants mutually agreed upon by the parties (which accountants are not currently retained and have not been retained by any of parties for a period of three years immediately prior to the date of this Agreement) to determine the appropriateness of assumption by the Shareholders of any disputed items. The independent certified public accountants so selected shall make a determination with respect to such disputed items within sixty (60) days following its selection and its determination shall be final and binding. All costs and fees of such accountants shall be paid by the parties equally.

     If Peoples and the Executive Officers (or the firm of independent certified public accountants) establish that there are Additional Liabilities in existence which the Shareholders are obligated to assume and pay, the parties shall cooperate in good faith to arrange a method to satisfy such Additional Liabilities. The Executive Officers shall be entitled, at their cost and expense, to contest and defend by all appropriate legal proceedings any Additional Liabilities or unpaid Adjustment Liabilities which are determined to be the obligation of the Shareholders. If requested by the Executive Officers, Peoples and/or PAC agree to cooperate with the Executive Officers in reasonably contesting any Additional Liabilities or Adjustment Liabilities and to take such action as reasonably may be requested to reduce or eliminate any loss in respect of such liabilities. In such event, the Executive Officers shall reimburse Peoples and/or PAC for any reasonable expenses incurred in so cooperating or acting at the request of the Executive Officers.

     The Executive Officers shall pay or cause the payment of any Additional Liabilities or Adjustment Liabilities which are determined to be the obligation of the Shareholders within fifteen
(15) business days after the amount of any such liabilities is finally determined either mutual agreement of the parties to this Agreement or pursuant to the final unappealable judgment of a court of competent jurisdiction.

     To the extent that any of the Adjustment Liabilities consist of contingent or contested liabilities, which contingent or contested liabilities were declared contingent or contested liabilities by the Shareholders in writing during the determination of the Adjustment (the "Contingent/Contested Liabilities") and which Contingent/Contested Liabilities are determined not to be owing, Peoples shall pay each Shareholder his pro rata allocation

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of an amount equal to the difference between (i) the
Contingent/Contested Liability, and (ii) the amount which Peoples was required to pay in connection with the Contingent/Contested Liability, together with interest at the rate of 7.75% (for those Adjusted Liabilities declared Contingent only), within 15 business days after such Contingent/Contested Liability is determined not to be due and owing by mutual agreement of the Executive Officers and Peoples or pursuant to a final unappealable judgment of a court of competent jurisdiction.


                              ARTICLE III

                                CLOSING

     Section 3.1 Time and Place of the Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall be held at the offices of Peoples, 2300 N.W. 89th Place, Miami, Florida 33172, on October 21, 1994, or at such other time as mutually agreed upon by the parties (the "Closing Date").

     Section 3.2 Procedure at the Closing. At the Closing, the parties agree to take the following steps in the order listed below (provided, however, that upon their completion all of these steps shall be deemed to have occurred simultaneously):

     (a) Telecoin and PAC shall cause the Articles of Merger to be executed and filed with the office of the Pennsylvania Secretary of State as provided in Section 1926 of the PBCL;

     (b) Each Shareholder shall deliver certificates representing his shares of Telecoin Common Stock, duly endorsed or accompanied by duly executed stock powers and with all requisite transfer tax stamps attached;

     (c) Legal Counsel for Telecoin shall deliver a legal opinion to Peoples in substantially the form of Exhibit C to this Agreement;

     (d) Telecoin shall deliver to Peoples resolutions adopted by Telecoin's board of directors approving the transactions contemplated by this Agreement, certified by Telecoin's corporate secretary;

     (e) Telecoin shall deliver to Peoples the unanimous written consent of Telecoin's shareholders approving the transactions contemplated by this Agreement, certified by Telecoin's corporate secretary;

     (f) Peoples shall deliver to Telecoin resolutions adopted by

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Peoples' board of directors approving the transactions contemplated by this Agreement, certified by Peoples' corporate secretary;

     (g) PAC shall deliver to Telecoin resolutions adopted by PAC's board of directors approving the transactions contemplated by this Agreement, certified by PAC's corporate secretary;

     (h) Peoples and Partacol Partners, Ltd. ("Partacol") shall cause the consulting agreement substantially in the form of Exhibit D hereto (the "Consulting Agreement") to be duly executed and delivered;

     (i) Peoples shall deliver to each Shareholder his pro rata allocation of the Initial Cash Payment; and

     (j) Peoples shall deliver to each Shareholder his pro rata allocation of the Stock Payment.


                              ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF
                  TELECOIN AND THE EXECUTIVE OFFICERS

     In order to induce Peoples and PAC to enter into this Agreement and to consummate the transactions contemplated under this Agreement, Telecoin and the Executive Officers hereby make the following representations and warranties each of which is relied upon by Peoples and PAC regardless of any other investigation made or information obtained by Peoples or PAC:

     Section 4.1 Organization, Power and Authority of the Company. Telecoin is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and has the requisite corporate power and authority to own or lease its properties and to carry on its business as it is now being conducted. Schedule 4.1 contains a true and complete copy of the Articles of Incorporation and By-laws of Telecoin, as amended to the date of this Agreement. A true and complete copy of Telecoin's minute book has been provided to Peoples.

     Section 4.2 Capitalization. The authorized capital stock of Telecoin consists of 100,000 shares of Telecoin Common Stock.
Except for the Telecoin Common Stock, there are no other authorized classes of capital stock of Telecoin. There are issued and outstanding 19,000 shares of Telecoin Common Stock. All issued and outstanding shares of Telecoin Common Stock are validly issued, fully paid and non-assessable and are not subject to any restriction on transfer under the Articles of Incorporation or By-laws of Telecoin. Two thousand Seven hundred (2,700) shares of Telecoin Common Stock are held in the treasury of Telecoin. There are no

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outstanding (i) securities convertible into or exchangeable for any capital stock of Telecoin; (ii) options, warrants or other rights to purchase or subscribe to capital stock of Telecoin or securities convertible into or exchangeable for capital stock of Telecoin; or
(iii) commitments, agreements or understandings of any kind relating to the issuance of any capital stock of Telecoin, and such convertible or exchangeable securities or any such options, warrants or rights.

     Section 4.3 Due Authorization; Binding Obligation. Telecoin has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by Telecoin and is the legal, valid and binding obligation of Telecoin, enforceable in accordance with its terms. Except for any corporate action required by the Shareholders, and any consents contemplated herein, no other action on the part of any individual or other person or entity is necessary to authorize this Agreement or for the consummation of the transactions contemplated by this Agreement. Telecoin, the Executive Officers and the Shareholders have duly executed this Agreement and authorized the execution of this Agreement and the consummation of the transactions contemplated by this Agreement as required under the PBCL. The Shareholders have duly authorized the execution of this Agreement and the consummation of the transactions contemplated by this Agreement as required under the PBCL. Upon obtaining all consents required by this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will: (i) conflict with or violate any provision of Telecoin's Articles of Incorporation or by-laws, or any law, ordinance or regulation or any decree or order of any court or administrative or other governmental body which is either applicable to, binding upon or enforceable against Telecoin; (ii) except as set forth on Schedule 4.3(ii), to the best of the Executive Officers' knowledge result in any breach of or default under any contract with any of Telecoin's customers or any location owner and/or lessor where Telecoin's assets are installed (collectively, the "Property Owners") or any material mortgage, other contract, agreement, indenture, will, trust or other instrument which is either binding upon or enforceable against Telecoin or its assets; (iii) to the best of Telecoin and the Executive Officers' knowledge, violate any legally protected right of any individual or entity or give to any individual or entity a right or claim against Peoples or PAC; or
(iv) materially impair any governmental or official license, approval, permit or authorization of Telecoin to conduct its business.

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     Section 4.4  Financial Statements.  Attached to this Agreement as Schedule 4.4 are (i) the audited financial statements of Telecoin for the period from January 1, 1992 through December 31, 1993 (collectively, the "Audited Financial Statements"), and (ii) the unaudited financial statements of Telecoin for the period from January 1, 1994 through August 31, 1994 (the "Unaudited Financial Statements"). The Audited Financial Statements were prepared in accordance with generally accepted accounting principles consistently applied and are true, complete and correct and fairly present the financial condition of Telecoin at such dates and results of its operations for the periods ending on such dates and do not include or omit to state any fact which renders those statements misleading. The Unaudited Financial Statements (i) were prepared in accordance with generally accepted accounting principles consistently applied, except (a) the Unaudited Financial Statements are subject to year end adjustments and (b)the unaudited financial statements do not include footnotes, and (ii) are true, complete and correct, except year end adjustments, and fairly present the financial condition of Telecoin at such dates and results of its operations for the periods ending on such dates and do not include or omit to state any fact which renders those statements misleading.

     Section 4.5 No Undisclosed Liabilities. Except as set forth on (i) the Audited Financial Statements, (ii) the Unaudited Financial Statements, (iii) Schedule 4.5 or (iv) incurred in the ordinary course of business since August 31, 1994, Telecoin has no material liabilities or obligations (secured, unsecured, absolute, accrued, asserted or unasserted) of any nature, whether as principal, agent, partner, co-venturer, guarantor or in any other capacity, or unrealized or anticipated losses; provided, however, all undisclosed liabilities, whether material or otherwise, shall be utilized in calculating the Adjustment as provided in Section 2.1.

     Section 4.6 Licenses; Compliance. To the best of Telecoin's and the Executive Officers' knowledge, Telecoin possesses all licenses and other required governmental or official approvals, permits, consents and authorizations, the failure of which to possess would have a material adverse effect on the business, financial condition, operations or results of operations of Telecoin. Schedule 4.6 contains a complete list of all those licenses, approvals, permits, consents and authorizations.
Telecoin is in compliance with (i) the terms of all such licenses, approvals, permits, consents and authorizations, (ii) all laws, ordinances, statutes and regulations where noncompliance would have a material adverse effect on Telecoin and its business or assets, and (iii) all judgments, orders, rulings or other decisions of any governmental or other regulatory authority, court or arbitrator having jurisdiction over Telecoin. Neither the execution, delivery

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or performance of this Agreement nor the performance of the transactions contemplated by this Agreement will affect the validity of any such licenses, approvals, permits and consents and the same shall remain in full force and effect upon the consummation of the transactions contemplated by this Agreement. No approval, consent or authorization of or filing or registration with any governmental or other regulatory authority, other than those described on Schedule 4.6, is required by Telecoin for the execution, delivery or performance of this Agreement or for the consummation of the transactions contemplated by this Agreement.

     Section 4.7 Relationships with Property Owners. Except as set forth on Schedule 4.7, no written or oral communication from any of Telecoin's customers which have entered into Telephone Placement Agreements granting Telecoin the right to provide pay telephone service (the "Property Owners") exists or has occurred prior to the date of this Agreement and has been communicated to the Executive Officers or any officer, manager or customer relations personnel of Telecoin, which may indicate that any Property Owner is reasonably likely to terminate its agreement with Telecoin for any reason. Except as set forth on Schedule 4.7, none of the Shareholders has any direct or indirect material interest in any of the Property Owners.

     Section 4.8 Placement Agreements and Expirations. Telecoin has fully executed and delivered agreements with Property Owners granting Telecoin the exclusive right to provide pay telephone service (the "Placement Agreements")covering all of the locations where Telecoin has pay telephones installed . Except as set forth in Schedule 4.8(a), Telecoin has performed all of the obligations required to be performed by it to date under the Placement Agreements, and is not in default (with notice or lapse of time or both) under any of the Placement Agreements. Telecoin has obtained all necessary consents with respect to any Placement Agreement containing a change in control provision or otherwise requiring consent prior to the consummation of the transactions contemplated by this Agreement prior to the date of this Agreement. Except as otherwise provided in this Agreement, the consummation of the transactions contemplated by this Agreement will in no way affect the continuation, validity or effectiveness of any of the Placement Agreements. Schedule 4.8(b) contains a true, correct and complete list of the number of Placement Agreements which will expire in each of the next ten (10) years.

     Section 4.9 Termination of Placement Agreements. If any one or more of the Property Owners which have entered into a Placement Agreement gives notice to Peoples or PAC indicating its desire to

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terminate its respective Placement Agreement within 90 days after the date of this Agreement and such Placement Agreement is terminated (whether or not such termination occurs 90 days after the Closing Date), then Peoples shall immediately offset the sum of $2,800 from any amount which Peoples may owe the Shareholders pursuant to this Agreement for each pay telephone which is removed as a result of such termination; provided, however, in the event the termination is a result of Peoples' or PAC's breach of the terms and/or conditions of any Placement Agreement after the Closing of the transactions contemplated by this Agreement, Peoples shall not have the right of set-off as provided above. Peoples agrees to use its reasonable efforts to enforce the Placement Agreements after the date of this Agreement.

     Section 4.10 Subsidiaries. Telecoin does not own, directly or indirectly, any capital stock or equity securities of any corporation or have any direct or indirect equity or ownership interest in any business other than the business conducted by Telecoin.

     Section 4.11 Litigation Involving Telecoin. Except as set forth on Schedule 4.11, there are no actions, suits, claims, arbitration proceedings, or to the best of Telecoin's and the Executive Officers' knowledge governmental investigations pending or, to the best of Telecoin's and the Executive Officers' knowledge, threatened against or affecting Telecoin or the business, assets, or financial condition of Telecoin that may have a material adverse effect on Telecoin and, to the best of Telecoin's and the Executive Officers' knowledge, there are no facts or circumstances which are reasonably likely to create a basis for any of the foregoing. Telecoin and the Executive Officers are not aware of any outstanding orders, decrees or stipulations issued by any local, state or federal judicial authority in any proceeding to which Telecoin is or was a party.

     Section 4.12 Taxes. Telecoin has filed, caused to be filed or has obtained extensions to file all federal, state and local tax returns which are required to be filed by it, and has paid or caused to be paid, or has made adequate provision on its books in accordance with GAAP amounts sufficient for the payment of, all taxes as shown on said returns or on any assessment received by it, to the extent that the taxes have become due, and has made all estimated tax payments required to be made by it to avoid the imposition of penalties, interest and other additions to tax. No tax liens have been filed against Telecoin or its assets and Telecoin has not been notified of, and Telecoin does not have knowledge of, any claim being asserted with respect to any such taxes. There is no action, suit, proceeding, investigation or audit now pending or, to the best of Telecoin's and the Executive Officers' knowledge, threatened against Telecoin in respect to any

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tax or assessment, nor is any claim for additional tax or
assessment being asserted by any tax authority. All taxes which Telecoin is required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid over to the proper governmental authorities on a timely basis. All ad valorem taxes which have been assessed against Telecoin or its assets which are due and owing have been paid. None of the prior tax returns of Telecoin has been audited and none of the officers of Telecoin has been contacted that such an audit may occur. True, complete and correct copies of the Telecoin's tax returns for the years 1991, 1992 and 1993 have been furnished to Peoples.

     Section 4.13  Bank Accounts.  Attached to this Agreement as
Schedule 4.13 is a true and complete list of the names and addresses of all banks or other financial institutions in which Telecoin has any accounts, deposits or safe-deposit boxes, and the names of all persons authorized to draw on such accounts or deposits or who have access to such safe-deposit boxes. As of the Closing Date, no person will hold a power of attorney on behalf of Telecoin. The books of account of Telecoin show all checks, notes and drafts outstanding, and there are sufficient funds in the accounts listed on Schedule 4.13 to pay any and all checks, notes or drafts outstanding on the Closing Date but not yet presented on said accounts.

     Section 4.14 Real Property Owned or Leased. Telecoin does not own any real property. Telecoin has provided true and complete copies of all leases of real property (the "Leased Property") to which Telecoin is a party, including all amendments and modifications thereto (the "Leases"). Telecoin enjoys peaceful and undisturbed possession of the Leased Property, and the Leases are the valid and legally binding obligations of Telecoin, enforceable against Telecoin in accordance with their respective terms, and are in full force and effect. Telecoin has not received written notice of default under any of the Leases, and Telecoin is not in material default of any Leases, and no event has occurred which, with the passage of time or the giving of notice or both, would constitute a material default thereunder.

     Section 4.15 Title to Assets. Schedule 4.15(a) sets forth a list of all equipment, supplies, parts, computer equipment, furniture and fixtures owned by Telecoin having an individual value in excess of $100 (the "Assets"). Telecoin has valid leasehold interests in all Leased Property and good and marketable title to all of its other property, tangible or intangible, reflected in the Audited Financial Statements and the Unaudited Financial Statements, subject to liens for current taxes and assessments not yet due and payable. Except as set forth on Schedule 4.15(b), all of the Assets are free and clear of restrictions on or conditions to transfer or assignment, and are free and clear of any mortgage, lien, charge, encumbrance, security interest or other restrictions. All of the tangible Assets of Telecoin are in good condition, in good operating order and are fit for the purposes for which such Assets are used or intended to be used, subject to normal wear and tear, normal maintenance and obsolescence. All of Telecoin's Assets have been maintained, repaired and/or replaced in a manner consistent with industry practice.

     Section 4.16 Material Contracts. Schedule 4.16(a) sets forth a complete and correct list of each of the following types of contracts or commitments (whether oral or written) to which Telecoin is a party (collectively the "Contracts"): (i) Contracts for the employment of any officer or employee and all bonus, incentive compensation, profit-sharing, retirement, pension, group insurance, death benefit or other fringe benefit plans, deferred compensation or post-termination obligations; (ii) Contracts for the future purchase of materials, inventory, supplies, services or equipment; (iii) distributor agreements and contracts for the purchase or sale of inventory or supplies; (iv) agreements or arrangements for the purchase, sale or lease of any other assets;
(v) pledges, sales contracts, leases, security agreements or other similar agreements with respect to Telecoin's properties; (vi) leases of machinery or equipment not terminable without penalty by Telecoin within 30 days notice; (vii) loan agreements, promissory notes, guarantees, subordination or similar type agreements; (viii) consulting agreements; (ix) any contract not otherwise covered by clauses (i) through (viii) above which involves annual or aggregate payments in excess of $100 and is not terminable without penalty within 30 days notice. Telecoin has furnished to Peoples true, complete and accurate copies of all Contracts. Except as set forth in Schedule 4.16(b), Telecoin has performed all of the obligations required to be performed by it to date under the Contracts, and is not in default (with notice or lapse of time or both) under any of the Contracts. Telecoin shall obtain all necessary consents with respect to any Contract containing a change in control provision on or prior to the Closing Date. The consummation of the transactions contemplated by this Agreement will in no way affect the continuation, validity or effectiveness of any of the Contracts.

     Section 4.17 Insurance Policies. Schedule 4.17 sets forth a list of all policies of insurance which Telecoin maintains in full force and effect, all of which policies are in good standing. Telecoin maintains such other insurance as may be required by law. All premiums due on such policies have been paid and the aggregate amount of all claims under such policies do not exceed policy limits. There are no pending or, to the best knowledge of Telecoin, threatened terminations, cancellations or premium increases with respect to any such policies.

     Section 4.18 ERISA. Set forth on Schedule 4.18 is a list and brief description of each "employee pension benefit plan," as such term is defined in Section 3(2) of ERISA maintained by Telecoin or to which Telecoin contributes (the "Plan"). Telecoin does not maintain or contribute to a defined benefit pension plan or a "multiemployer plan" as such term is defined in Section 3(37) of ERISA. Each Plan has substantially complied with the material requirements of ERISA and other laws relating to employee pension benefit plans. Telecoin has delivered to Peoples true and complete copies of, with respect to each Plan, (i) the current Plan document, (ii) the names and addresses of all trustees, (iii) the most recent Annual Report Form 5500 or Form 5500-CR, and (iv) the most recent Internal Revenue Service determination letter.
Telecoin has made all contributions required to be made to each Plan under the terms of the Plan or applicable Law. No prohibited transaction (as defined in Section 4975 of the Code) for which there is no administrative, statutory or judicial exemption has occurred with respect to a Plan.

     Section 4.19 Labor Matters. Telecoin is not a party to any collective bargaining agreements with its employees. Except as set forth on Schedule 4.19, (i) Telecoin is in material compliance with all federal, state and local laws regarding employment and employment practices, conditions of employment, wages and hours and occupational laws, (ii) Telecoin is not engaged in unfair labor practices, and there are no unfair labor practice complaints pending or, to the best of Telecoin's and the Executive Officers' knowledge, threatened against Telecoin before the National Labor Relations Board or any other governmental or regulatory board or agency performing similar functions, (iii) there is no labor strike, slowdown, work stoppage or dispute pending or, to the best of Telecoin's and the Executive Officers' knowledge, threatened against or involving Telecoin, and (iv) to the best of Telecoin's and the Executive Officers' knowledge, none of the employees not presently subject to collective bargaining agreements are engaged in organizing or are members of any union or other employee group that is seeking recognition as a bargaining unit.

     Section 4.20  Absence of Changes.  Except as set forth in
Schedule 4.20 or as otherwise disclosed in or contemplated by this Agreement, since June 30, 1994, there has not been (i) any material adverse change in the financial condition, assets, liabilities, business or operations of Telecoin; (ii) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the properties, financial condition or business of Telecoin; (iii) any change in the outstanding capital stock of Telecoin; (iv) declared, paid or set aside for payment any dividend or other distribution (whether in cash, stock, property or any combination thereof) in respect of Telecoin Common Stock or any cancellation, exercise or redemption or other acquisition by

Telecoin of any shares of the Telecoin Common Stock; (v) any increase in the rate or terms of compensation payable or to become payable by Telecoin to any of its officers, directors or key employees or any increase in the rate or terms of contribution to any Plans, except as required by law; (vi) incurred or agreed to incur any liabilities or obligations (whether absolute, accrued, contingent or otherwise), except as incurred in the ordinary course of business consistent with past practices; (vii) made any material capital expenditure or commitment for replacements or additions or improvements; (viii) any change by Telecoin in accounting methods, principles or practices; (ix) any disposal, mortgage, pledge or other disposition of any of its assets other than in the ordinary course of business; or (x) any other event, condition or arrangement of any nature whatsoever which might have a material adverse effect on the condition, business or operations of Telecoin, excluding any such event, condition or arrangement affecting the economy or business conditions generally.

     Section 4.21 Accuracy of Information. No representation, statement or information contained in this Agreement and the various Schedules attached to this Agreement, contains or shall contain any untrue statement of a material fact or omit or shall omit any material fact necessary to make the information contained in this Agreement and the Schedules not misleading.

     Section 4.22 Accuracy of Documents. All contracts, instruments, agreements and other documents delivered by Telecoin to Peoples for Peoples' review in connection with this Agreement and the transactions contemplated hereby, including all articles of incorporation, by-laws, corporate minutes, stock record books and tax returns are true, correct and complete copies of all such contracts, instruments, agreements and other documents.

     Section 4.23  Proprietary Rights.

     (a) Except as set forth on Schedule 4.23(c), there are no trademarks, trademark applications, trade names, assumed names, service marks, logos, patents, patent applications, copyrights and copyright registrations, owned or licensed by Telecoin and used in or necessary for the conduct of the business and operation of Telecoin. (The foregoing together with all inventions, trade secrets, customer lists and confidential processes, and all other similar rights presently owned or licensed by Telecoin are the "Proprietary Rights"). Except those proprietary rights currently licensed by Telecoin and set forth on Schedule 4.23, no other proprietary rights are used in or are necessary for the conduct of the business and operation of Telecoin as presently conducted.

     (b) To the best of Telecoin's and the Executive Officers' knowledge, no Proprietary Rights or know-how used in or necessary for the conduct of the business and operation of Telecoin conflict with or infringe any similar rights or services of any other person. No claims have been asserted by any person with respect to the ownership, validity, license or use of the Proprietary Rights or the production, provision of any services by Telecoin and there is no basis for any such claim. Telecoin has taken all reasonable measures to enforce, maintain and protect its interests and, to the extent applicable, those of any third party, in the Proprietary Rights.

     (c) Schedule 4.23(c) accurately identifies all databases and computer software owned, licensed or otherwise used in connection with Telecoin's business.

     Section 4.24 Investment Representation. The Shareholders acknowledge that they are acquiring the Peoples Common Stock solely for investment and not with a view to, or for resale in connection with, any distribution thereof, except pursuant to an effective registration statement under the Act, or pursuant to and in compliance with an exemption from registration afforded by the Act or the rules and regulations promulgated thereunder. The Shareholders acknowledge that they have such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of their investment hereunder. Each of the Shareholders has received copies of Peoples' Annual Reports on Form 10-K for the years ended December 31, 1992 and December 31, 1993, Quarterly Report on Form 10-Q for the 3 months ended March 31, 1994, proxy statement for the 1994 annual meeting of shareholders and all other financial information they deem necessary. The Shareholders have had an opportunity to ask questions, receive answers concerning this Agreement and Peoples and to obtain any additional information which they have requested.

     Section 4.25 Compliance with Applicable Regulations. All of Telecoin's Installed Pay Telephones are in material compliance with all local, state and federal laws, ordinances, statutes, regulations, orders, licenses, approvals, permits, certificates and consents which are applicable to and binding on the operation of the Telecoin's installed pay telephones, including, but not limited to, the regulations promulgated by any applicable State Public Service and/or Utilities Commission and the Federal Communications Commission (the "Applicable Regulations"). In the event any of Telecoin's installed pay telephones are not in material compliance with the Applicable Regulations, Peoples shall bring each such installed pay telephone into full compliance with the Applicable Regulations and Peoples shall have the unilateral right to reduce any amount it may owe to the Shareholders by any and all reasonable costs it incurs to bring each such installed pay telephone into full compliance with the Applicable Regulations; provided, however, the definition of Applicable Regulations shall not include the Americans with Disabilities Act of 1990.

     Section 4.26 Subchapter S Status. Telecoin's election to be treated as an S corporation under Section 1362 of the Internal Revenue Code (i) is valid and in full force and effect on the date of this Agreement, (ii) has at all times since the filing of such election been valid (iii) since filing the S corporation election with the Internal Revenue Service, Telecoin's S corporation status has continued uninterrupted, and (iv) to the best of Telecoin's and the Executive Officers' knowledge, none of the Shareholders has taken any action which would invalidate or void, in any manner, Telecoin's S corporation status.


                               ARTICLE V

           REPRESENTATIONS AND WARRANTIES OF PEOPLES AND PAC

     In order to induce Telecoin, the Executive Officers and the Shareholders to enter into this Agreement and to consummate the transactions contemplated under this Agreement, Peoples and PAC hereby make the following representations and warranties each of which is relied upon by Telecoin and the Executive Officers regardless of any other investigation made or information obtained by Peoples or PAC:

     Section 5.1 Organization, Power and Authority. PAC is a corporation duly organized and validly existing under the laws of the Commonwealth of Pennsylvania, with full corporate power and authority to own or lease its properties and carry on its business as it is now being conducted. Peoples is a corporation duly organized and validly existing under the laws of the State of New York, with full corporate power and authority to own or lease its properties and carry on its business as it is now being conducted.

     Section 5.2 Due Authorization; Binding Obligation. The execution, delivery and performance of this Agreement and all other agreements contemplated by this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action of Peoples and PAC, respectively. This Agreement has been duly executed and delivered by Peoples and PAC and is the valid and binding obligation of Peoples and PAC enforceable in accordance with its terms. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will: (i) conflict with or violate any provision of the articles of incorporation or by-laws of Peoples or PAC, or of any law, ordinance or regulation or any decree or order of any court or administrative or other governmental body which is either applicable to, binding upon or enforceable against Peoples or PAC;
(ii) result in any breach of or default under an material mortgage, contract, agreement, indenture, will, trust or other instrument which is either binding upon or enforceable against Peoples or PAC or their assets; (iii) violate any legally protected right of any individual or entity or give to any individual or entity a right or claim against Peoples or PAC; or (iv) impair or in any way limit any governmental or official license, approval, permit or authorization of Peoples or PAC.

     Section 5.3 Litigation. Except as set forth on Schedule 5.3, there are no actions, suits, claims, governmental investigations or arbitration proceedings pending or threatened against or affecting Peoples or the business, assets, or financial condition of Peoples which could have a material adverse affect on Peoples or the business, assets, or financial condition of Peoples and there are no facts or circumstances which are reasonably likely to create a basis for any of the foregoing. There are no outstanding orders, decrees or stipulations issued by any local, state or federal judicial authority in any proceeding to which Peoples is or was a party.

     Section 5.4 Accuracy of Information. No representation, statement or information contained in this Agreement and the various Schedules attached to this Agreement, contains or shall contain any untrue statement of a material fact or omit or shall omit any material fact necessary to make the information contained in this Agreement and the Schedules not misleading.

     Section 5.5  Absence of Changes.  Except as set forth in
Schedule 5.5, since March 31, 1994, there has not been (i) any material adverse change in the financial condition, assets, liabilities, business or operations of Peoples; (ii) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the properties, financial condition or business of Peoples; (iii) any declared, paid or set aside for payment of any dividend or other distribution (whether in cash, stock, property or any combination thereof) in respect of the Peoples' common stock or any cancellation, exercise or redemption or other acquisition by Peoples of any shares of the its common stock; (iv) any change by Peoples in accounting methods, principles or practices, except as set forth in Peoples Form 10-K for the year ended December 31, 1993 and the financial statements contained therein and the notes thereto; or (v) any other event, condition or arrangement of any nature whatsoever which has had a material adverse effect on the condition, business or operations of Peoples, excluding any such event, condition or arrangement affecting the economy or business conditions generally.

     Section 5.6 Due Diligence. As of the Closing Date, Peoples has no actual knowledge of any breach of the representations and warranties made by Telecoin and the Executive Officers in this Agreement. In the event it is subsequently discovered that Peoples had actual knowledge of a breach of any representation or warranty made by Telecoin or the Executive Officers in this Agreement on the Closing Date, Peoples hereby waives its right to complain of such breach or to assert any claim with regard thereto.

     Section 5.7 Peoples' Common Stock. When issued in accordance with Section 2.2(b) of this Agreement, the Common Stock to be issued to the Shareholders shall be validly issued, fully paid and non-assessable and shall be free and clear of any liens or encumbrances whatsoever.


                              ARTICLE VI

                             COVENANTS OF
         TELECOIN, THE EXECUTIVE OFFICERS AND THE SHAREHOLDERS

     Section 6.1 No Disclosure. Without the prior written consent of Peoples, neither Telecoin, the Executive Officers nor the Shareholders will disclose the existence of any term or condition of this Agreement to any person or entity except that disclosure may be made (a) to Telecoin's and the Shareholders' attorneys or accountants and any lender or other person in a business relationship with Telecoin to whom disclosure is necessary in order to satisfy any of the conditions to the consummation of the transactions contemplated by this Agreement, and (b) to the extent the party making such disclosure believes in good faith that such disclosure is required by law (in which case that party will consult with Peoples prior to making such disclosure).

     Section 6.2 Further Assurances. From time to time after the date of this Agreement, the Executive Officers and the Shareholders shall execute and deliver such other instruments and shall take such other actions as Peoples may reasonably request to effectuate the transactions contemplated by this Agreement.

     Section 6.3  Restrictive Covenant

     (a) To assure that Peoples will realize the value inherent in the transactions contemplated by this Agreement, except as otherwise specifically set forth in this Agreement, each Shareholder, except Harvey Ostrow, on his own behalf, agrees with Peoples that neither he, nor any of his affiliates (as such term is defined in Rule 405 promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended) (the "Affiliate") shall, directly or indirectly, (as an individual, partner, shareholder, director, officer, principal, agent, employee, trustee, creditor, representative or in any relation or capacity whatsoever), for a period of five years following the date of this Agreement:

          (i) compete with Peoples, PAC or any Affiliate of Peoples in the business of installing, owning, operating, servicing or maintaining pay telephones in the states in which Telecoin operates on the Closing Date, except as specifically provided in the Consulting Agreement; or

          (ii) attempt to solicit or solicit the customers or facilities serviced by Peoples, PAC or any of their Affiliates, including, but not limited to, any Property Owner where Telecoin's pay telephones are installed, to terminate, curtail or restrict their relationship with Peoples, PAC or any of their Affiliates.

     (b)  The parties acknowledge that Gilbert A. Mendelson, David
T. Magrish and Howard Siegel are parties to that certain agreement between Telnet and Intellicall, Inc. ("Intellicall") in connection with the marketing of pre-paid long distance telephone calling cards ("Debit Cards"). The parties agree that Mr. Mendelson's, Mr. Magrish's and Mr. Siegel's marketing of Debit Cards supported by Intellicall's Debit Card system shall not constitute a violation of
Section 6.3(a).

     (c) If Section 6.3(a) of this Agreement, as applied to the Executive Officers and the Shareholders or their respective Affiliates or any other person is adjudged by a court to be invalid or unenforceable, the same will in no way affect any other provision of that Section or any other part of this Agreement, the application of that provision in any other circumstances or the validity or enforceability of this Agreement. If any provision, or any part of any provision, is held to be unenforceable because of the duration of the provision or the area covered by the provision, the parties agree that the court making such determination will have the power to reduce the duration and/or area of the provision, and/or to delete specific words or phrases, and in its reduced form
Section 6.3(a) will then be enforceable.

     (d) The Shareholders and Peoples each acknowledge that a breach by the Shareholders or an Affiliate of any of them of the provisions of Section 6.3(a) will cause Peoples irreparable harm and monetary damages in an action at law would not provide an adequate remedy. Accordingly, the Shareholders each agree that, in addition to any other remedies (legal, equitable or otherwise) available to Peoples, Peoples may seek and obtain injunctive relief against the breach or threatened breach of the provisions of
Section 6.3(a) as well as all other rights and remedies available at law and equity including, without limitation, the right to be indemnified by the Shareholder committing such breach for all claims, damages, actions and suits whatsoever for his breach of
Section 6.3(a) and Peoples' reasonable attorneys' fees, expenses and costs incurred in enforcing any provisions of Section 6.3(a), whether or not litigation is instituted, and if instituted, at pre-trial, trial and appellate levels. Nothing contained in this Section shall be construed as prohibiting Peoples and its Affiliates from pursuing all other remedies available to them for a breach or threatened breach of the provisions of Section 6.3(a), including the recovery of compensatory and punitive damages from the Shareholder commiting such breach. Each Shareholder further acknowledges and agrees that the covenants contained in Section 6.3(a) are necessary for the protection of Telecoin's legitimate business and professional duties, ethical obligations and interests, and are reasonable in scope and content.

     Section 6.4 Lock-Up Agreements. Simultaneous with the execution of this Agreement, each of the Executive Officers and the Shareholders which receive more than 15,000 shares of Peoples Common Stock shall execute a lock-up agreement substantially in the form attached to this Agreement as Exhibit B (the "Lock-Up Agreement") whereby each such Executive Officer and Shareholder shall agree not to sell more than 15,000 shares of the Peoples Common Stock acquired pursuant to this Agreement in any calendar month without the prior written consent of Peoples.

     Section 6.5 Consulting Agreement. The Executive Officers shall execute the Consulting Agreement simultaneous with the Closing of the transactions contemplated by this Agreement.


                              ARTICLE VII

                     COVENANTS OF PEOPLES AND PAC

     Section 7.1 Further Assurances. From time to time after the date of this Agreement, Peoples and PAC shall execute and deliver such other instruments and shall take such other actions as the Shareholders may reasonably request to effectuate the transactions contemplated by this Agreement.

     Section 7.2 No Disclosure. Without the prior written consent of the Shareholders, Peoples will not disclose the existence of any term or condition of this Agreement to any person or entity except that disclosure may be made to the extent the party making such disclosure believes in good faith that such disclosure is required by law (in which case that party will consult with the shareholders prior to making such disclosure). Telecoin and the Shareholders hereby acknowledge that Peoples may be required to disclose certain information concerning the transactions contemplated by this

Agreement under the securities laws of the United States. Telecoin and the Shareholders agree that Peoples will not be required to obtain the prior written consent of the Shareholders to disclose the existence of any term or condition of this Agreement if Peoples believes such disclosure is required under the securities laws of the United States.

     Section 7.3 Registration of Common Stock. Peoples agrees to use its reasonable efforts to cause the registration statement to be declared effective by the SEC once Peoples commences such registration. Peoples shall maintain the registration statement in effect for a period of not less than three years after the date the registration statement is declared effective by the SEC. Peoples shall also take any action required to be taken under any applicable state blue sky or securities laws in connection with the resale of the shares of the Common Stock. The Shareholders shall furnish all information to Peoples which may reasonably requested by Peoples in connection with the preparation of any such registration statement or any action as set forth above. Additionally, Peoples agrees to cause each of the obligations set forth on Schedule 7.4 to be paid as they become due and payable.

     Section 7.4 Satisfaction of Telecoin's Long-Term Debt. Peoples agrees to satisfy Telecoin's long term debt with the Pennsylvania Capital Bank within 270 days after the Closing. Additionally, Peoples agrees to execute and deliver to Berthel Fisher, Pennsylvania Capital Bank and ITT Capital Finance (the "Lenders") such assumption documents and corporate guarantees as may be reasonably requested by the Lenders. Additionally, Peoples agrees (i) to cause each of the obligations set forth on Schedule
7.4 (the "Personal Guaranteed Obligations") to be paid as they become due and payable and (ii) to use its reasonable efforts to remove the personal guarantees of the Executive Officers to the Personal Guaranteed Obligations as soon as reasonably practicable.

     Section 7.5 Consulting Agreement. Peoples shall execute the Consulting Agreement simultaneous with the Effective Time.

     Section 7.6 Telecoin Receivables. In the event Peoples, in its sole discretion, deems any accounts receivable of Telecoin to be uncollectible (the "Uncollectible Receivables"), those Uncollectible Receivables shall not be utilized in calculating the Adjustment and Peoples shall convey those Uncollectible Receivables to TLT. At the Closing, Peoples shall provide TLT with a list of each of the Uncollectible Receivables and a brief explanation why
Peoples has deemed such receivable uncollectible.   After the
Closing, Peoples shall use its reasonable efforts to assist TLT in collecting all amounts due to Telecoin in connection with the Uncollectible Receivables. In the event the Surviving Corporation or any of its Affiliates collects any monies due to Telecoin in connection with the Uncollectible Receivables, Peoples shall deliver those monies to TLT within 7 days after receipt.

     Section 7.7 Telecoin Employee Benefit Plans. Telecoin presently maintains the Telecoin Communications, Ltd. 401(k) Plan (the "Plan"). Within thirty (30) days following the Closing Date, PAC shall amend the Plan to the extent necessary to fully vest all of the Plan participants who are or were active employees of Telecoin on the Closing Date, and to permit those participants who terminate employment on or immediately prior to the Closing Date to receive a lump sum distribution of their account balances under the Plan on or before March 31, 1995. PAC further agrees to terminate the Plan as soon as possible following the Closing Date. So long as the Plan is in effect, the Executive Officers shall remain Trustees of the Plan, and PAC agrees to indemnify, defend and hold harmless the Executive Officers from any and all liability arising directly as a result of serving as Trustees, except for any liability arising as a result of the Trustee's gross negligence or willful misconduct.

     Section 7.8 Retention of Records. Peoples agrees that it shall retain all of Telecoin's corporate records for at least three years after the Closing Date and that Peoples will provide the Executive Officers with access to those corporate records during Peoples' normal business hours for any reasonable purpose, including the copying of those corporate records as necessary.

     Section 7.9 Payment of Telecoin Payables. Peoples agrees to pay, or cause PAC to pay, (i) all delinquent commissions as listed on Schedule 4.16 (b) on or before October 24, 1994, (ii) all other commissions listed on Schedule 7.9 and not listed on Schedule 4.16(b) on or before October 31, 1994, (iii) $26,701 to Alpern, Rosenthal & Company on or before October 31, 1994, (iv) $26,701 to Alpern, Rosenthal & Company on or before November 30, 1994, and (v) all other Telecoin payables for which PAC is obligated to pay on or before December 31, 1994.


                              ARTICLE VIII

                            INDEMNIFICATION

     Section 8.1 Agreement by the Executive Officers to Indemnify. The Executive Officers, jointly and severally, agree that they will indemnify and hold Peoples and PAC harmless of all indemnifiable damages of Peoples and PAC. For this purpose, "indemnifiable damages" of Peoples and PAC means all expenses, losses, costs, deficiencies, penalties, interest, liabilities and damages

(including related counsel fees and expenses) incurred or suffered by Peoples or PAC (whether suit is instituted or not and, if instituted, at any trial or appellate level) from: (a) any breach or violation of any of the representations, warranties, covenants or agreements made by Telecoin and/or the Executive Officers in this Agreement or in any document or certificate delivered by Telecoin and/or the Executive Officers pursuant to the provisions of this Agreement, including any Schedule to this Agreement; (b) any action, suit, claim or litigation involving Telecoin, the Shareholders and/or the Executive Officers existing on the Closing Date or arising after the Closing Date which is related to events occurring prior to the Closing Date; provided, however, if an action, suit, claim or litigation involving Telecoin, the Shareholders and/or the Executive Officers arises after the Closing and is related to events which occurred prior to and after the Closing, the Executive Officers shall not be liable for damages relating to the period after Peoples obtained actual knowledge of the facts and circumstance which are the subject of the action, suit, claim or litigation; (c) any occurrence, act or omission of any director, officer, employee, consultant, or agent of Telecoin which occurrence, act or omission occurred prior to the Closing Date and which adversely affects Peoples' interest in the business or operations of Telecoin; (d) from the failure of Telecoin to pay any taxes which may be due and owing to any applicable taxing authority for Telecoin's business operations prior to the Closing Date; and (e) any liabilities or obligations of Telecoin, whether absolute, accrued contingent or otherwise, arising out of Telecoin's business or operations prior to the Closing Date, whether existing as of the Closing Date or arising out of facts or circumstances existing at or prior to the Closing Date and whether or not these liabilities or obligations were known by Peoples on the Closing Date. Without limiting the foregoing, with respect to the measurement of "indemnifiable damages," Peoples and PAC shall have the right to be put in the same financial position as they would have been in had the representations and warranties of Telecoin and/or the Executive Officers been true and correct and had each of the covenants of Telecoin and the Executive Officers been performed in full.

     Section 8.2 Agreement by Peoples to Indemnify. Peoples agrees that it will indemnify and hold the Executive Officers harmless of all indemnifiable damages of the Executive Officers. For this purpose, "indemnifiable damages" of the Executive Officers means all expenses, losses, costs, deficiencies, penalties, interest, liabilities and damages (including related counsel fees and expenses) incurred or suffered by the Executive Officers (whether suit is instituted or not and, if instituted, at any trial or appellate level) from: (a) any breach or violation of any of the representations, warranties, covenants or agreements made by Peoples and/or PAC in this Agreement or in any document or certificate delivered by Peoples and/or PAC pursuant to the provisions of this Agreement, including any Schedule to this Agreement, (b) any litigation involving Telecoin or the business and operations of Telecoin related to events after the Closing Date and (c) any liability incurred by Gilbert A. Mendelson or David T. Magrish directly as a result of Peoples' failure to comply with its obligations under Section 7.4 of this Agreement. Without limiting the foregoing, with respect to the measurement of "indemnifiable damages," the Executive Officers shall have the right to be put in the same financial position as they would have been in had the representations and warranties of Peoples and PAC been true and correct and had each of the covenants of Peoples and PAC been performed in full.

     Section 8.3 Mitigation. Every person seeking indemnification under this Agreement (the "Indemnified Party") shall correct or mitigate, to the extent practicable, any Loss suffered by that person for which indemnification is claimed and the indemnifying party (the "Indemnifying Party") shall be liable only for the amount thereof which is net of any insurance proceeds and other amounts paid by, or offset against any amount owed to, any person not a party to this Agreement (including any costs or expenses incurred to so correct or mitigate). If a person which has a right of indemnification under this Article VIII reasonably can, by expenditure of money, mitigate or otherwise reduce or eliminate any Loss for which indemnification would otherwise be claimed, that person shall take that action and shall be entitled to reimbursement for those expenditures and all related expenses.

     Section 8.4 Procedure for Claims. The following procedures shall be applicable with respect to indemnification for claims arising in connection with any provision of this Agreement:

     (a) Each Indemnified Party agrees that upon its obtaining knowledge of facts indicating that there may be a basis for a claim for indemnity under the provisions of this Agreement, including receipt by it of notice of any demand, assertion, claim, action or proceeding, judicial or otherwise, (these actions are collectively, the "Claim"), with respect to any matter as to which it may be entitled to indemnity under the provisions of the Agreement, it will give prompt notice thereof in writing to the Indemnifying Party together with a statement of all information respecting any of the foregoing as it shall then have. The Indemnifying Party shall not be obligated to indemnify the Indemnified Party for the increased amount of any Claim which would otherwise have been payable to the extent that the increase in the amount of the Claim resulted from the lack of notice required by this provision.

     (b) The Indemnifying Party is entitled at its cost and expense to contest and defend by all appropriate legal proceedings any Claim with respect to which it is called upon to indemnify the Indemnified Party under the provisions of this Agreement; provided, however, that notice of the intention so to contest shall be delivered by the Indemnifying Party to the Indemnified Party within a reasonable time in light of the circumstances then and there existing. Any contest may be conducted in the name and on behalf of the Indemnifying Party or the Indemnified Party as may be appropriate. The contest shall be conducted by attorneys engaged by the Indemnifying Party, but the Indemnified Party shall have the right to participate in those proceedings and to be represented by attorneys of its own choosing at its cost and expense. If the Indemnified Party joins in any such contest, the Indemnifying Party shall have full authority to determine all action to be taken. If after that opportunity, the Indemnifying Party does not elect to contest that Claim, the Indemnifying Party shall be bound by the result obtained by the Indemnified Party. At any time after the commencement of defense of any Claim, the Indemnifying Party may request the Indemnified Party to agree in writing to the abandonment of the contest or to the payment or compromise by the Indemnifying Party of the asserted Claim, whereupon that action shall be taken unless the Indemnified Party so determines that the contest should be continued, and so notifies the Indemnifying Party in writing within 15 days of the request from the Indemnifying Party. In the event that the Indemnified Party determines that the contest should be continued, the Indemnifying Party shall be liable only to the extent of the lesser of: (i) the amount the other party to the contested Claim has agreed to accept in payment or compromise as of the time the Indemnifying Party made its request therefor to the Indemnified Party; or, (ii) the amount for which the Indemnifying Party may be liable with respect to that Claim by reason of the provisions of this Agreement. All of the foregoing is subject to the rights of any Indemnifying Party's insurance carrier which is defending any of the above proceedings.

     (c) If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in reasonably contesting any Claim which the Indemnifying Party elects to contest or, if appropriate, in making any counterclaim against the person asserting the Claim, or any cross-complaint against any person and further agrees to take such other action as reasonably may be requested by an Indemnifying Party to reduce or eliminate any Loss for which the Indemnifying Party would have responsibility, but the Indemnifying Party will reimburse the Indemnified Party for any reasonable expenses incurred by it in so cooperating or acting at the request of the Indemnifying Party.

     (d) The Indemnified Party agrees to afford the Indemnifying Party and its counsel the opportunity to be present at, and to participate in, conferences with all persons, including governmental authorities asserting any Claim against the Indemnified Party or conferences with representatives of or counsel for those persons.

     (e) The Indemnifying Party shall pay to the Indemnified Party the amount to which the Indemnified Party may become entitled by reason of the provisions of Article X of this Agreement within 15 business days after any the amount owed is finally determined either by mutual agreement of the parties to this Agreement or pursuant to the final unappealable judgment of a court of competent jurisdiction and the Indemnifying Party agrees to pay all costs in connection with obtaining any bond required to appeal any judgment.

     Section 8.5 Right of Set-Off. In addition to any other rights or remedies Peoples may have, it shall be entitled to withhold from any amounts which Peoples may owe to the Shareholders under this Agreement, the amount of any and all liabilities, losses, damages, injuries, costs, expenses and reasonable counsel fees which: (i) are sought by any party in any claims against Peoples which Peoples is indemnified pursuant to Section 8.1; or (ii) which Peoples has sustained arising from any breach of any covenant of the Shareholders contained in this Agreement. Peoples shall have the right to offset from such withheld amounts, as a post-closing adjustment, any amount ultimately determined to be due and owing to Peoples by way of indemnification or otherwise pursuant to this Section, and Peoples shall not be liable for any amounts so set off.

     Section 8.6 Limitations on Indemnity. Notwithstanding any provision contained in this Agreement to the Contrary: (a) the Indemnifying Party shall have no obligations under the indemnification provisions of Sections 8.1 and 8.2 unless the indemnified party provides written notice of a claim for indemnification under Sections 8.1 or 8.2 within one year after the Closing; and (b) in no event shall the aggregate indemnifiable amount of the Executive Officers exceed the Total Consideration.


                              ARTICLE IX

                             MISCELLANEOUS

     Section 9.1 Survival of Representations and Warranties. All of the respective representations and warranties of the parties to this Agreement shall survive the consummation of the transactions contemplated by this Agreement for twelve months after the Closing.
 All covenants of the parties to this Agreement shall survive the consummation of the transactions contemplated by this Agreement.

     Section 9.2 Brokers' Commission. Peoples will indemnify and hold harmless Telecoin, the Executive Officers and the Shareholders from the commission, fee or claim of any person, firm or corporation employed or retained or claiming to be employed or retained by Peoples or PAC to bring about, or to represent it in, the transactions contemplated by this Agreement. The Shareholders and the Executive Officers will indemnify and hold harmless Peoples from the commission, fee or claim of any person, firm or corporation employed or retained or claiming to be employed or retained by any of the Shareholders or Telecoin to bring about, or to represent them in, the transactions contemplated by this Agreement.

     Section 9.3 Amendment and Modification. The parties to this Agreement may amend, modify and supplement this Agreement but only in writing and such writing must be signed by all the parties.

     Section 9.4 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, assigns, heirs, estates, beneficiaries, executors and legal and personal representatives.

     Section 9.5 Entire Agreement. This instrument and the Exhibit and Schedules attached to this Agreement contain the entire agreement of the parties with respect to the Merger and the other transactions contemplated in this Agreement, and supersede all prior understandings and agreements of the parties with respect to the subject matter of this Agreement. Any reference in this Agreement shall be deemed to include the Exhibits and the Schedules.

     Section 9.6 Headings. The descriptive headings in this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

     Section 9.7 Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

     Section 9.8 Notices. Any notice, request, information or other document to be given hereunder to any of the parties by any other party shall be in writing and delivered personally, sent by certified mail, postage prepaid, overnight courier delivery or by fax transmission as follows:

                    One Mellon Bank Center
                    500 Grant Street, Suite 2828

                    Pittsburgh, Pennsylvania 15219
                    Facsimile:  (412)392-0306
                    Attention:

with a copy to:

If to the Executive Officers:

                    Gilbert A. Mendelson
                    One Mellon Bank Center
                    500 Grant Street, Suite 2828
                    Pittsburgh, Pennsylvania 15219
                    Facsimile:  (412)392-0306

                    David T. Magrish
                    One Mellon Bank Center
                    500 Grant Street, Suite 2828
                    Pittsburgh, Pennsylvania 15219
                    Facsimile:  (412)392-0306

If to the Shareholders:

                    Louis Swartz
                    212 Briar Ridge Road
                    Turtle Creek, Pennsylvania 15145

                    Howard Siegel
                    2808 Fernwald Road
                    Pittsburgh, Pennsylvania 15217

                    Harvey Ostrow
                    5525 Bartlett Street
                    Pittsburgh, Pennsylvania 15217

If to Peoples:      Peoples Telephone Company, Inc.
                    2300 N.W. 89th Place
                    Miami, Florida  33172
                    Attention:  Robert D. Rubin,
                                President
                    Facsimile:  (305) 477-9890

     Any party may change the address to which notices under this

Agreement are to be sent to it by giving written notice of a change of address in the manner provided in this Agreement for giving notice. Any notice delivered personally shall be deemed to have been given on the date it is so delivered, and any notice delivered by registered or certified mail, overnight courier delivery or by fax shall be deemed to have been given on the date it is received.

     Section 9.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida applicable to contracts made and to be performed in Florida without reference to the choice of law principles.

     Section 9.10 Expenses. Except as specifically provided in this Agreement, all accounting, legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring those fees, costs and expenses.

     Section 9.11 Waiver. Any party to this Agreement may extend the time for or waive the performance of any of the obligations of the other, waive any inaccuracies in the representations or warranties by the other, or waive compliance by the other with any of the covenants or conditions contained in this Agreement. Any such extension or waiver shall be in writing and signed by the parties.
No such waiver shall operate or be construed as a waiver of any subsequent act or omission of the parties.

     Section 9.12 Severability. If at any time subsequent to the date of this Agreement, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement.

     Section 9.13 Attorney's Fees. If any legal action is commenced to enforce the decision of the arbitration panel procured in accordance with Section 9.15, or if any equitable proceeding is brought for the enforcement of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

     Section 9.14 Construction. This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party causing this Agreement to be drafted. If any words in this Agreement have been stricken out or otherwise eliminated (whether or not any other words or phrases have been added) and the stricken words initialed by the party against whom the words are construed, this Agreement shall be construed as if the words so stricken out or otherwise eliminated were never included in this Agreement and no implication or inference shall be drawn from the fact that those words were stricken out or otherwise eliminated.

     Section 9.15 Arbitration. Except for an action seking equitable relief as contemplated by this Agreement, any dispute or claim arising under or with respect to this Agreement or the breach thereof shall be resolved by arbitration in Dade County, Florida under the Florida Arbitration Code, Chapter 682, Florida Statutes, before a panel of three arbitrators, one appointed by the Executive Officers, one appointed by Peoples. The two arbitrators so named shall appoint a third arbitrator within 30 days after the first party receives notice of the appointment of the second arbitrator. The decision or the award of a majority of the arbitrators shall be final and binding upon the parties. Any arbitral award may be entered as a judgment or order in any court of competent jurisdiction. The successful or prevailing party or parties (as determined by the arbitration panel) shall be entitled to recover reasonable attorneys' fees and other costs incurred in the arbitration proceeding, in addition to any other relief to which it or they may be entitled


                         [intentionally left blank]

IN WITNESS WHEREOF, the parties to this Agreement have caused this Agreement to be duly executed as of the day and year first above written.


              PEOPLES TELEPHONE COMPANY, INC.


              By:______________________________________
                   Jeffrey Hanft,
                   Chief Executive Officer


              PEOPLES ACQUISITION CORPORATION


              By:_____________________________________
                   Jeffrey Hanft,
                   President


              TELECOIN COMMUNICATIONS, LTD.


              By:______________________________________
                   Gilbert A. Mendelson,
                   Chairman of the Board and Chief
                   Executive Officer


              ATTEST:


              By:___________________________
                 Printed name:

Secretary


              THE EXECUTIVE OFFICERS


              By:_____________________________________
                 Gilbert A. Mendelson


              By:_____________________________________
                 David T. Magrish

              THE SHAREHOLDERS


              By:_____________________________________
                 Louis Swartz


              By:_____________________________________
                 Howard Siegel


              By:_____________________________________
                 Harvey Ostrow